UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 29, 2014 (May 22, 2014)

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado	80241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 872-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On May 29, 2014, the Company closed on the issuance of 300 additional shares of Series C Preferred Stock to Ironridge Technology Co., a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (“Ironridge”), at a purchase price for each share of Series C Preferred Stock of $10,000 per share. The closing resulted in gross proceeds to the Company of $3,000,000.

This transaction was the second tranche closing contemplated by the Stock Purchase Agreement (“SPA”) with Ironridge dated April 1, 2014. On April 1, 2014, the Company closed the first tranche under the SPA. The first tranche closing also resulted in the Company issuing 300 shares of Series C Preferred Stock to Ironridge and the Company receiving gross proceeds of $3,000,000.

On May 1, 2014, the Company issued 30 shares of Series C Preferred Stock to Ironridge pursuant to the Registration Rights Agreement (“RRA”) between the Company and Ironridge. Under the RRA, the Company filed a resale registration statement with the Securities and Exchange Commission registering the shares of Common Stock which may be issued upon (i) conversion of the Series C Preferred Stock, and (ii) the payment by the Company of dividends and make whole amounts (if any) on the Series C Preferred Stock. Under the RRA, the Company was required to issue such 30 additional shares of Series C Preferred Stock because such registration statement was not declared effective by May 1, 2014. Such registration statement became effective on May 25, 2014. The Company did not receive any gross proceeds in connection with this issuance.

The terms of the Series C Preferred Stock issued by the Company are described in our Current Report on Form 8-K dated April 2, 2014.

With the second tranche closing, the Company has completed the financing transactions under the SPA with Ironridge. We have issued a total of 630 shares of Series C Preferred Stock to Ironridge pursuant to the SPA. If all such shares of Series C Preferred Stock were immediately converted, we would be required to issue (i) approximately 5.5 million common shares upon conversion and (ii) assuming a current stock price of $0.40, approximately 14.7 million additional common shares in the event the Company would elect to pay dividends and make-whole amounts due on the Series C Preferred Stock in the form of shares rather than cash.

The actual number of shares that we would be required to issue to pay dividends and make-whole amounts due on the Series C Preferred Stock in the form of shares rather than cash will fluctuate, since it would be based on our then current stock price at the time the investor elects to convert Series C Preferred Stock. Our registration statement covering the potential resale of common shares that may issued in connection with the Series C Preferred Stock registered 21 million common shares in the aggregate.

The shares of Series C Preferred Stock were offered and sold in reliance upon exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offering was made to an “accredited investor” (as defined by Rule 501 under the Securities Act).

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders (“Annual Meeting”) on May 22, 2014. The matters voted upon at the Annual Meeting and the results of such voting are set forth below.

Proposal 1 - Election of two Class 3 directors until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified.

Nominee	Votes For	Against	Abstain	Broker Non-Votes
Victor Lee	25,180,517	398,442	55,833	25,603,224
Xu Biao	23,237,726	2,118,943	278,123	25,603,224

The director nominees were duly elected.

Proposal 2 - Ratification of appointment of Independent Registered Public Accounting Firm.

Votes For	Votes Against	Abstain	Broker Non-Votes
50,008,347	982,687	246,982	0

Proposal 2 was approved.

Proposal 3 - Non-binding advisory approval of the compensation of our executive officers.

Votes For	Votes Against	Abstain	Broker Non-Votes
24,558,853	715,506	360,433	25,603,224

Proposal 3 was approved.

Proposal 4 - To approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock.

Votes For	Votes Against	Abstain	Broker Non-Votes
44,424,650	6,145,547	667,819	0

Proposal 4 was approved.

Proposal 5 - Approval of the issuance of certain shares of common stock in connection with 1,000 authorized shares of the Company’s Series C preferred stock.

Votes For	Votes Against	Abstain	Broker Non-Votes
24,458,999	880,742	295,051	25,603,224

Proposal 5 was approved.

Proposal 6 - Amendment and Restatement of 2008 Restricted Stock Plan

Votes For	Votes Against	Abstain	Broker Non-Votes
24,481,586	766,530	386,676	25,603,224

Proposal 6 was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

May 29, 2014	By:	/s/ William M. Gregorak
	Name:	William M. Gregorak
	Title:	Chief Financial Officer